Filed pursuant to
                                                                  Rule 424(b)(5)
                                                       Registration No. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series D
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series D
                Due From 9 Months to 60 Years From Date of Issue

          Pricing Supplement, dated February 13, 1996 (the "Pricing Supplement") to Prospectus Supplement, dated August 7, 1995 (the "Prospectus Supplement"); to Prospectus, dated August 7, 1995 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              DESCRIPTION OF NOTES

          The terms of the Yen Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series D set forth in the accompanying Base Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Base Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               2.55% Yen Senior Notes Due February 28, 2001
                              (the "Yen Notes").

Aggregate
  Principal Amount:           (Y)1,000,000,000.

Specified Currency:           Japanese Yen.

Issue Date:                   February 28, 1996

Stated Maturity Date:         February 28, 2001.

Interest Rate:                2.55% per annum.

Interest Payment Dates:       Annually, on the 28th of each February, commencing
                              February  28,  1997,   and  at  Stated   Maturity;
                              provided that if an Interest Payment Date is not a
                              Business Day in London,  the United  Kingdom,  New
                              York, New York and Tokyo,  Japan,  then payment of
                              interest  will not be made on such date,  but will
                              be made on the  next  succeeding  day  which  is a
                              Business Day in London,  the United  Kingdom,  New
                              York,  New York  and  Tokyo,  Japan  with the same
                              force  and  effect  as if  made  on  the  Interest
                              Payment  Date and no interest  shall accrue on the
                              amount so payable  for the  period  from and after
                              such   Interest   Payment  Date  until  such  next
                              succeeding day.

Form and Denominations:       The Yen Notes will initially be issued in the form
                              of one or more temporary global Notes,  which will
                              be  exchanged 45 days after the  Settlement  Date,
                              upon  written  certification  as described in this
                              Pricing   Supplement   and   in   the   Prospectus
                              Supplement,  for  one  or  more  permanent  global
                              Notes.  Minimun  denominations  for the Yen  Notes
                              will be  (Y)10,000,000  or any  integral  mulitple
                              of(Y)1,000,000 thereof. Interests in the permanent
                              global Notes will  thereafter be  exchangeable  at
                              the option of the beneficial  owner,  on the terms
                              and   conditions   described   in   this   Pricing
                              Supplement and in the Prospectus  Supplement,  for
                              definitive  Notes in bearer form in  denominations
                              of(Y)10,000,000 and(Y)1,000,000.  See "DESCRIPTION
                              OF   NOTES--Form   and   Denominations"   in   the
                              Prospectus Supplement.

Redemption:                   The Yen Notes may not be redeemed at the option of
                              Citicorp prior to their Stated Maturity, except as
                              set forth under the heading  "DESCRIPTION OF NOTES
                              --   Redemption   and   Sinking   Funds"   in  the
                              accompanying Prospectus Supplement.

                              The Yen Notes are not subject to redemption at the option of the Holder thereof.

Sinking Fund:                 The Yen Notes are not subject to any sinking fund.

Clearance Information:        The Yen Notes  have been  accepted  for  clearance
                              through Euroclear and Cedel.


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

Exchange Listing:             The Yen Notes will not be listed on the Luxembourg
                              Stock Exchange.

Selling Agent:                Citibank International plc.

Commission:                   .125%.

Price to Public:              100%.

          In this Pricing Supplement references to "Yen" and "(Y)" are to Japanese Yen. At approximately 8:00 a.m. Tokyo time on February 13, 1995, the bid quotation from Citibank, N.A., Tokyo branch was 106.80 Yen per United States dollar.

PAYMENT AND PAYING AGENTS

          Generally, the principal of and interest on the Yen Notes will be payable in the manner specified in the accompanying Base Prospectus under the heading "DESCRIPTION OF NOTES -- Payment and Paying Agents" and the accompanying Prospectus Supplement under the headings "DESCRIPTION OF NOTES -- Payment and Paying Agents" and "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES -- Payment".

          In addition to Citibank, acting through its principal office in London, England, and Citibank (Luxembourg) S.A., acting through its principal office in Luxembourg, Citicorp has designated Citibank, acting through its main office in Tokyo, Japan as Paying Agent for the Yen Notes outside the United States. Citicorp will, as long as any Yen Notes remain outstanding, maintain a paying agent in Tokyo. In addition to London and Luxembourg, Tokyo will constitute a Place of Payment with respect to the Yen Notes.

          The principal of and interest on the Yen Notes will be payable in Yen. Payments will be made by Yen check or Yen bank draft on a bank (in the case of payment to a nonresident of Japan, an authorized foreign exchange bank) in Tokyo, Japan or by transfer in same day funds to a Yen account (in the case of payment to a nonresident of Japan, to a nonresident account) maintained by the payee with a bank in Tokyo, Japan, subject in each case to all applicable laws and regulations.

SELLING RESTRICTIONS

          The Yen Notes have not been and will not be registered under the Securities and Exchange Law of Japan. The Selling Agent has represented and agreed that it has not offered and sold and will not offer or sell, directly or indirectly, any Yen Notes in Japan or to or for the benefit of any Japanese person (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any Japanese person prior to the date which is one day after the issue date of the Yen Notes and that thereafter it will offer or sell the Yen
Notes in Japan or to or for the benefit of a Japanese person only under circumstances which will result in compliance with applicable laws and regulations of Japan.

          The Selling Agent has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the issue date for the Yen Notes, will not offer or sell any Yen Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Yen Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Yen Notes to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.


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